Exhibit 99.1

                              [Press release]


                METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES
            APPOINTMENT OF WAI-HUI CHU TO ITS BOARD OF DIRECTORS


GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - November 6, 2006 - Mettler-Toledo International Inc. (NYSE: MTD) announced today that Wah-Hui Chu has been appointed to its Board of Directors and Audit Committee, effective January 1, 2007.

Mr. Chu is President of PepsiCo International - China Beverages Business Unit and Chairman of PepsiCo (China) Investment Company Limited. Before joining PepsiCo in 1998, he held various senior management positions in several U.S. multinational companies, including Quaker Oats, HJ Heinz, Whirlpool and Monsanto.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, "We are very pleased to have Wah join our Board and look forward to benefiting from his extensive management experience in multinational companies. In particular, his career has given him a deep understanding of Asian markets, especially China. With METTLER TOLEDO's significant activities in China, Wah's background is uniquely suited to benefit our company. We look forward to Wah joining the Board and will benefit from his important contributions."


METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see "Factors affecting our future operating results" in Part I, Item A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2005. The Company assumes no obligation to update this press release.